Exhibit 10.8
Dole Food Company, Inc.

Non-Employee Directors Deferred
Cash Compensation Plan
Amended and Restated

Effective January 1, 2009

Contents

Article 1. Introduction	1
1.1 Title and Purpose	1
1.2 Restatement and Applicability of the Plan	1
1.3 Status of the Plan	1

Article 2. Definitions	3
2.1 Account	3
2.2 Award Date	3
2.3 Beneficiary	3
2.4 Board of Directors	3
2.5 Change of Control for Grandfathered Amounts	3
2.6 Code	5
2.7 Committee	5
2.8 Company or Corporation	5
2.9 Compensation	5
2.10 Controlled Group	5
2.11 Daily Interest Rate	5
2.12 Eligible Director	5
2.13 Exchange Act	5
2.14 Grandfathered Amount	5
2.15 Interest Rate	6
2.16 Meeting and Other Fees	6
2.17 Nongrandfathered Amount	6
2.18 Participant	6
2.19 Plan	6
2.20 Retainer	6
2.21 Rollover Account	6
2.22 Separation from Service	6
2.23 Year	6

Article 3. Participation	7

Article 4. Deferral Elections	8
4.1 Elections	8

Article 5. Deferral Accounts	10
5.1 Account	10
5.2 Immediate Vesting	11
5.3 Distribution of Benefits for Grandfathered Amounts	11

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Contents
5.4 Distribution of Benefits for Nongrandfathered Amounts	12
5.5 Company’s Right to Withhold	14

Article 6. Administration	15
6.1 The Administrator	15
6.2 Committee Action	15
6.3 Rights and Duties	15
6.4 Indemnity and Liability	16

Article 7. Plan Changes and Termination	17
7.1 Amendments	17
7.2 Term	17

Article 8. Miscellaneous	18
8.1 Limitation on Participants’ Rights	18
8.2 Beneficiaries	18
8.3 Benefits Not Assignable; Obligations Binding Upon Successors	18
8.4 Governing Law; Severability	18
8.5 Compliance with laws	19
8.6 Plan Construction	19
8.7 Headings Not Part of Plan	19
8.8 Relationship to the 1993 Deferred Compensation Plan	19
8.9 Limited Exception to Irrevocability of Payout Elections for Grandfathered Amounts	19
8.10 Permissible Delays or Accelerations	19

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Article 1. Introduction
1.1 Title and Purpose
This Plan shall be known as Dole Food Company, Inc. Non-Employee Directors Deferred Cash Compensation Plan. The purpose of this Plan is to attract, motivate and retain experienced and knowledgeable non-employee directors of the Company by permitting them to defer cash compensation. Capitalized terms with special meanings are defined in Article 2.
1.2 Restatement and Applicability of the Plan
Effective as of January 1, 2009, the Company hereby amends and restates the Plan as reflected in this document. In all cases, a Participant’s Grandfathered Amount shall be payable only under the terms of the Plan in effect on October 3, 2004. Unless otherwise explicitly provided in this Plan restatement, the Plan provisions, operation and administration in effect prior to this restatement shall continue to govern the terms and conditions of the Plan prior to January 1, 2009.
Notwithstanding any provision to the contrary and to assure that there is no material modification of the Plan as in effect on October 3, 2004, nothing contained in this restatement shall be interpreted as materially modifying, within the meaning of Treasury Regulation section 1.409A-6(a)(4), the prior restatement of the Plan with respect to Grandfathered Amounts.
1.3 Status of the Plan
(a)	Compliance with Code Section 409A. The Plan is intended to comply with Code section 409A and the final Treasury Regulations issued thereunder with respect to Nongrandfathered Amounts. For the period beginning on January 1, 2005, and ending on December 31, 2008, the Plan was operated in good-faith compliance with Code section 409A, the final and temporary Treasury Regulations issued thereunder, Notice 2005-1 and other applicable guidance.
(b)	Nonqualified Plan. The Plan is not qualified within the meaning of Code section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treasury Regulations section 1.83-3(e), the transfer of “property” for purposes of Code section 83. Likewise, allocations and accruals under this Plan are not intended to confer an economic benefit upon the Participant nor is the right to the receipt of future benefits under the Plan intended to result in any Participant or Beneficiary being in constructive receipt of any amount so as to result in any benefit due under the Plan being includable in the gross income of any Participant or Beneficiary in advance of the date on which payment of any benefit due under the Plan is actually made.
(c)	No Guarantees of Intended Tax Treatment. The Plan shall be administered and interpreted so as to satisfy the requirements for the intended tax treatment under the Code described in this Section 1.3. However, the treatment of benefits earned under and benefits received from this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws), shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Participant or Beneficiary with respect to the treatment of accruals under or benefits payable from the Plan for purposes of the Code and other applicable tax laws.

Article 2. Definitions
Whenever the following terms are used in this Plan they have the meaning specified below, unless the context clearly indicates the contrary:
2.1 Account
“Account” means a notional Account, maintained for recordkeeping purposes only, that reflects the amount credited to a Participant under the terms of the Plan. Unless the context otherwise requires, the term “Account” also includes the Participant’s Rollover Account (if applicable).
2.2 Award Date
“Award Date” means the following:
(a)	Meeting and Other Fees. The Award Date for Meeting and Other Fees is the date of the meeting or other event for which the Compensation is payable; and
(b)	Retainer. The Award Date for the Retainer is the last day of the applicable quarter. However, if the Participant terminates service as a member of the Board of Directors prior to the end of the quarter, the Award Date shall be the date of the Participant’s termination of service as a member of the Board of Directors.
2.3 Beneficiary
“Beneficiary” has the meaning set forth in Section 8.2(b).
2.4 Board of Directors
“Board of Directors” means the Board of Directors of the Company.
2.5 Change of Control for Grandfathered Amounts
A “Change of Control” is deemed to occur, for purposes of the Grandfathered Amounts, if and as of the first day that any one or more of the following conditions are satisfied, whether accomplished directly or indirectly, or in one or a series of related transactions:
(a)	Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (a) David H. Murdock or (b) following the death of David H. Murdock, the trustee or trustees of a trust created by David H. Murdock, becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities;
(b)	Individuals who, as of March 23, 2001, constitute the Board of Directors of the Corporation (the “Incumbent Board of Directors”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a director subsequent to March 23, 2001 whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board of Directors shall be considered as though such individual were a member of the Incumbent Board of Directors, unless the individual’s initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
(c)	A reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving Dole (a “Fundamental Transaction”) becomes effective or is consummated, unless:
(1)	more than 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity (“parent”) which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (“Resulting Entity”) are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Corporation immediately prior to such Fundamental Transaction (excluding, for such purposes, any Person who is or, within two years prior to the consummation date of such Fundamental Transaction, was, an Affiliate or Associate (other than an Affiliate of Dole Food Company, Inc. immediately prior to such consummation date) (as each of Affiliate and Associate are defined in Rule 12b-2 promulgated under the Exchange Act) of a party to the Fundamental Transaction) in substantially the same proportions as their Beneficial Ownership, immediately prior to such Fundamental Transaction, of the outstanding voting securities of the Corporation; and

(2)	more than half of the members of the board of directors or similar body of the Resulting Entity (or its parent) were members of the Incumbent Board of Directors at the time of the execution of the initial agreement providing for such Fundamental Transaction; or
(d)	A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of the Corporation’s business and/or assets (an “Asset Sale”) is consummated, unless, immediately following such consummation, all of the requirements of Sections 2.5(c)(1) and (2) of this definition of Change of Control are satisfied, both with respect to the Corporation and with respect to the entity to which such business and/or assets have been sold, transferred or otherwise disposed of or its parent (a “Transferee Entity”).
The consummation or effectiveness of a Fundamental Transaction or an Asset Sale shall be deemed not to constitute a Change of Control if more than 50% of the outstanding voting securities of the Resulting Entity or the Transferee Entity, as appropriate, are, or are to be, Beneficially Owned by David H. Murdock.

2.6 Code
“Code” means the Internal Revenue Code of 1986, as amended, or any other provision of law of similar purpose as may at any time be substituted therefore.
2.7 Committee
“Committee” means the Board of Directors or a Committee of the Board of Directors acting in accordance with Article 6.
2.8 Company or Corporation
“Company” or “Corporation” means Dole Food Company, Inc., a Delaware Corporation, and its successors and assigns.
2.9 Compensation
“Compensation” means the Retainer and Meeting and Other Fees earned by a Participant while he or she is an Eligible Director. Compensation paid after a Participant has a Separation from Service is not eligible for deferral under this Plan.
2.10 Controlled Group Member
“Controlled Group Member” means any of the following:
(a)	The Company:
(b)	Any corporation that, together with the Company, is part of a controlled group of corporations with the meaning of Code Section 414(b); and
(c)	Any trade or business that, together with the Company, is under common control, within the meaning of Code Section 414(c).
2.11 Daily Interest Rate
“Daily Interest Rate” means the Interest Rate divided by 365. Although a daily interest is used for calculations under the Plan, interest is compounded quarterly, not daily.
2.12 Eligible Director
“Eligible Director” means an active member of the Board of Directors who is both (a) not an officer or employee of the Company, and (b) compensated in the capacity of a director. An Eligible Director shall cease to qualify as an Eligible Director on the date that he or she becomes an officer or employee of the Company even if he or she continues to render service as a member of the Board of Directors.
2.13 Exchange Act
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.14 Grandfathered Amount
“Grandfathered Amount” means the balance in a Participant’s Account that relates to deferrals of Compensation with Award Dates prior to January 1, 2005, plus all interest credits attributable to such amounts.

2.15 Interest Rate
“Interest Rate” means the annual interest rate declared by the Corporate Compensation and Benefits Committee of the Board of Directors on or before December 31 of the Year, to be applied in the following Year. The Interest Rate is compounded quarterly.
2.16 Meeting and Other Fees
“Meeting and Other Fees” means all meeting fees (including committee meeting fees) and other fees (except for the Retainer) that are payable by the Company to an Eligible Director for services as a director of the Company.
2.17 Nongrandfathered Amount
“Nongrandfathered Amount” means the balance in a Participant’s Account that relates to deferrals of Compensation paid for services performed on or after January 1, 2005, plus all interest credits attributable to such amounts.
2.18 Participant
“Participant” means any person who has an Account balance under this Plan.
2.19 Plan
“Plan” means the Dole Food Company, Inc. Non-Employee Directors Deferred Cash Compensation Plan, as amended.
2.20 Retainer
“Retainer” means the annual retainer payable by the Company to an Eligible Director.
2.21 Rollover Account
“Rollover Account” means the bookkeeping account maintained by the Company on behalf of a Participant with respect to his or her prior account balance under the Company’s 1993 Board of Directors Deferred Compensation Plan that has been transferred to this Plan pursuant to Section 8.8.
2.22 Separation from Service
A “Separation from Service” has occurred on the earliest date after an Eligible Director ceases to be a member of the Company’s Board of Directors and is not serving as a member of the board of directors of any Controlled Group Member. Notwithstanding the foregoing, an Eligible Director will have a Separation of Service for purposes of this Plan if he or she becomes an employee of the Company or any Controlled Group Member, so long as he or she does not serve as a member of the board of directors for any such entity.
2.23 Year
“Year” means the calendar year.

Article 3. Participation
Each Eligible Director may elect to defer, subject to the provisions set forth in Section 4.1 of this Plan, his or her Compensation for any Year.

Article 4. Deferral Elections
4.1 Elections
(a)	Time and Types of Elections.
(1)	General Rule. On or before December 31 of each Year, each Eligible Director may make an irrevocable election to defer all or part of his or her Compensation (subject to Section 4.1(b) hereof) payable for services to be rendered by the Eligible Director during the next Year.

(2)	Special Rule for Newly Eligible Directors. Any individual who first becomes an Eligible Director and first becomes eligible to participate in the Plan during the Year may make an irrevocable election to defer all or part of his or her Compensation (subject to Section 4.1(b) hereof) within 30 days after election to the Board of Directors. The election made in this Section 4.1(a)(2) only applies to Compensation payable for services rendered after the date of the irrevocable election.
(A)	Meetings and Other Fees. Meetings and Other Fees with Award Dates after the day that Participant’s deferral election becomes irrevocable are eligible for deferral under this Section 4.1(a)(2).

(B)	Retainer. Only the portion of the Retainer earned after the deferral election becomes irrevocable is eligible for deferral under this Section 4.1(a)(2). In order to calculate the amount of the Retainer eligible for deferral under this Section 4.1(a)(2), the amount of the Retainer earned in the quarter is multiplied by a fraction. The numerator of the fraction is the number of days between the date that the Participant’s deferral election becomes irrevocable (counting the day after the date that the election becomes irrevocable as the first day of the period) and ending on the last day of the calendar quarter. The denominator of the fraction is the number of the days in the calendar quarter that the Eligible Director was a member of the Board of Directors.
(3)	Eligibility for Special Rule in Section 4.1(a)(2). The special election period set forth in Section 4.1(a)(2) is only available to Eligible Directors who become eligible to participate in the Plan for the first time. The following individuals are not eligible for the special election set forth in this Section 4.1(a)(2) and are only eligible to make an election in accordance with Section 4.1(a)(1):
(A)	Individuals who terminate their service on the Board of Directors and are re-elected or reappointed to the Board of Directors; and

(B)	Individuals who serve as non-employee directors for any Controlled Group Member and participated in any nonqualified deferred compensation plan sponsored by such company for the benefit of non-employee directors that is required to be aggregated with this Plan in accordance with Treasury Regulation section 1.409A-1(c)(2) and either:
(i)	Have an Account balance under such plan; or

(ii)	Do not have an Account balance under such plan but remained eligible to participate in such plan after the final amount was distributed from the plan.
(b)	Permitted Amounts, Elections. The portion of the Compensation subject to deferral shall be limited to increments of 25%, 50%, 75% or 100%. All elections shall be in writing on forms provided by the Company. If an election is made under this Section 4.1 and is not revoked or changed by the end of the applicable deferral period with respect to the next applicable period, the election will be deemed a continuing one.

Article 5. Deferral Accounts
5.1 Account
If an Eligible Director has made an election under Section 4.1, the Company shall establish and maintain an Account for the Eligible Director under this Plan, which Account shall be a memorandum Account on the books of the Company. An Eligible Director’s Account shall be credited as follows:
(a)	Compensation Deferrals. As of the Award Date, the Company shall credit the Eligible Director’s Account with an amount equal to the portion of the Compensation for that Award Date deferred by the Eligible Director.
(b)	Interest Credits. Interest will be credited on all amounts deferred beginning on the Award Date until the date the amount is distributed from the Plan. Interest is credited in accordance with the provisions of this Section 5.1(b).
(1)	Date of Crediting. Accounts will be credited quarterly, on the earlier of the following dates:
(A)	The last day of the calendar quarter; or

(B)	The date of the Participant’s final distribution from the Plan.
(2)	Calculation of the Interest Credit. The interest credit is calculated by multiplying the amount of the contribution by both the Daily Interest Rate and the number of days in which the contribution was in the Participant’s Account during the quarter. This calculation is performed in accordance with the rules set forth below.
(A)	Amount. For purposes of calculating interest credits, the amounts in the Participant’s Account during the quarter are separated into groups, and the interest credits are calculated separately for each group. The groups are as follows:
(i)	Amounts with Award Dates on or before the last day of the prior quarter that remain in the Participant’s Account on the last day of the current quarter;

(ii)	Amounts with Award Dates after the last day of the prior quarter that remain in the Participant’s Account on the last day of the current quarter (calculations for amounts with different Award Dates are done separately);

(iii)	Amounts with Award Dates on or before the last day of the prior quarter that were distributed before the last day of the current quarter (calculations for amounts with different distribution dates are done separately); and

(iv)	Amounts with Award Dates after the last day of the prior quarter that were distributed before the last day of the current quarter (calculations for amounts that do not share both the same Award Date and distribution date are done separately).
(B)	Days in the Participant’s Account. For each separate amount described in Section 5.1(b)(2)(A), it must be determined how many days the amount was in the Participant’s Account during the current quarter. The following rules shall apply for counting the number of days:
(i)	First Day. The first day of the period shall be the later of the first day of the current quarter or the Award Date for the amount for which interest is being calculated.

(ii)	Last Day. The last day of the period shall be the earlier of the last day of the current quarter or the date that the amount for which interest is being calculated is distributed from the Plan.
5.2 Immediate Vesting
All amounts credited to one or more of a Participant’s Accounts (including any Rollover Account) shall be fully vested at all times.
5.3 Distribution of Benefits for Grandfathered Amounts
(a)	Payment Starting Date. Each Participant shall be entitled to receive a distribution of his or her Grandfathered Amounts, including Rollover Accounts; upon his or her termination of service on the Board of Directors. The Participant may elect to receive a distribution of his or her Account, including Rollover Accounts, to commence upon one of the following payment starting dates:
(1)	His or her termination of service on the Board of Directors; or

(2)	The later of his or her termination of service on the Board of Directors or a specified date.
If an Eligible Director fails to elect a commencement time, benefits shall commence as soon as practicable following termination of service on the Board of Directors.
(b)	Form of Distribution. The Grandfathered Amounts payable under this plan shall be distributed to the Participant (or, in the event of his or her death, the Participant’s Beneficiary) in a lump sum, or, in up to five annual installments. Annual installments shall be calculated by using the declining balance method. Calculations under the declining balance method are done as follows:
(1)	First Installment. To calculate the amount payable in the first installment, the Participant’s Account balance on the first payment date is divided by the number of installments elected by the Participant.

(2)	Remaining Installments. The remaining installments are calculated each year by dividing the Participant’s Account balance on each anniversary of the first payment date by the number of remaining installments (including the installment that is being calculated).
If the Eligible Director fails to elect a form of distribution, payments shall be made in one lump sum.
(c)	Elections. Each Eligible Director may elect in writing on the forms provided by the Company (i) at the time of making his or her deferral election under Article 4 or (ii) (subject to Section 8.9) at least 12 months in advance of the date benefits become distributable under Section 5.3(a) or, if later, by April 1, 2003, the commencement date and method of payment for distributable Grandfathered Amounts.
(d)	Distribution upon Death. If the Participant dies before receiving the entire balance of his or her Account, the remainder will be distributed to the Participant’s Beneficiary at the same time and in the same form as would have been paid to the Participant had he or she lived. The Participant shall designate his or her Beneficiary in accordance with the provisions set forth in Section 8.2. If the Beneficiary is alive on the date of the Participant’s death but dies before all amounts are distributed, any amounts remaining in the Participant’s Account shall be distributed to the Beneficiary’s estate as soon as practicable after the Beneficiary’s death, but in no event later than the later of the last day of the calendar year in which the Beneficiary’s death occurs or the 15th day of the third month following the month of the Beneficiary’s death.
(e)	Small Amount Cash Out. Notwithstanding the foregoing, if, at any time after termination of service, the balance remaining in a Participant’s Account is less than $5,000, then such remaining balance shall as soon as practicable be distributed in a lump sum.
(f)	Effect of Change of Control for Grandfathered Amounts. Notwithstanding Sections 5.3(a) and (b), if a Change of Control for Grandfathered Amounts has occurred or shall occur, the Participant’s Grandfathered Amounts shall be distributed immediately in a lump sum.
5.4 Distribution of Benefits for Nongrandfathered Amounts
(a)	Payment Starting Date. Each Eligible Director must elect, within the time period for making an initial deferral election under Section 4.1(a), to receive a distribution of his or her Nongrandfathered Amounts, including Rollover Accounts; to commence upon one of the following payment starting dates:
(1)	His or her Separation from Service; or

(2)	The later of his or her Separation from Service or a specified date.
If an Eligible Director fails to elect a payment starting date, payments will start as soon as practicable following Separation from Service. Payments shall be made as soon as administratively practicable after the payment starting date elected by the Participant, but in no event later than the later of the last day of the calendar year in which the payment starting date occurs or the 15th day of the third month following the month that includes the payment starting date.
(b)	Form of Distribution. Each Eligible Director must elect, within the time period for making an initial deferral election under Section 4.1(a), whether to receive the benefits payable under this plan in a lump sum or in up to five annual installments. Annual installments shall be calculated by using the declining balance method. Calculations under the declining balance method are done as follows:
(1)	First Installment. To calculate the amount payable in the first installment, the Participant’s Account balance on the first payment date is divided by the number of installments elected by the Participant.

(2)	Remaining Installments. The remaining installments are calculated each year by dividing the Participant’s Account balance on each anniversary of the first payment date by the number of remaining installments (including the installment that is being calculated).
If the Eligible Director fails to elect a form of payment, payments shall be made in one lump sum. Elections regarding the form of distribution cannot be changed once the Eligible Director’s initial election period expires.
(c)	Distribution upon Death. If the Participant dies before receiving the entire balance of his or her Account, the remainder will be distributed to the Participant’s Beneficiary at the same time (treating death as a Separation from Service) and in the same form as would have been paid to the Participant had he or she lived. The Participant shall designate his or her Beneficiary in accordance with the provisions set forth in Section 8.2. If the Beneficiary is alive on the date of the Participant’s death but dies before all amounts are distributed, any amounts remaining in the Participant’s Account shall be distributed to the Beneficiary’s estate as soon as practicable after the Beneficiary’s death, but in no event later than the later of the last day of the calendar year in which the Beneficiary’s death occurs or the 15th day of the third month following the month of the Beneficiary’s death.
(d)	Small Amount Cash Out. Notwithstanding the foregoing, if, at any time after Separation from Service, the balance remaining in a Participant’s Account is less than $5,000, then such remaining balance shall be distributed in a lump sum as soon as practicable.
(e)	Modification of Elections. The election set forth in Sections 5.4(a) above may only be changed if the following requirements are met:
(1)	The Participant’s written election to change his or her prior election is received by the Committee at least 12 months before the first payment was originally scheduled to start (if the payment was originally scheduled to start within a specific period, the written election must be received at least 12 months before the first day of the specified period); and
(2)	The Participant’s new payment starting date is at least five years after the original payment starting date (if the payment was originally scheduled to start within a specific period, the new payment starting date must be at least five years after the first day of the specified period).
For purposes of this Section 5.4(e), installment payments are treated as a single payment that commences on the date of the first scheduled payment.
5.5 Company’s Right to Withhold
The Company may satisfy any state or federal tax withholding obligation arising upon distribution of a Participant’s Accounts by reducing the amount of cash deliverable to the Participant or Beneficiary, as the case may be. If the Company, for any reason, cannot satisfy the withholding obligation in accordance with the preceding sentence, the Participant or Beneficiary shall pay or provide for payment in cash of the amount of any taxes that the Company may be required to withhold with respect to the benefits hereunder. The Company may also withhold from any payment due to the Participant or Beneficiary any amounts owed by the Participant to the Company as permitted by Treasury Regulation section 1.409A-3(j)(4)(xiii) or any overpayment made under this Plan. If the Company, for any reason, cannot collect amounts owed to the Company in accordance with the preceding sentence, the Participant or Beneficiary shall pay or provide for payment in cash of the amount owed.

Article 6. Administration
6.1 The Administrator
The Committee hereunder shall consist of the Board of Directors or a Committee of Directors appointed from time to time by the Board of Directors to serve as administrator of this Plan. Any member of the Committee may resign by delivering a written resignation to the Board of Directors. Committee members shall be deemed to have resigned on the date that they terminate their service on the Board of Directors. Members of the Committee shall not receive any additional compensation for administration of this Plan.
6.2 Committee Action
A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant in this Plan. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by unanimous written consent of its members.
6.3 Rights and Duties
Subject to the limitations of this Plan, the Committee shall be charged with the general administration of this Plan and the responsibility for carrying out its provisions, and shall have powers necessary to accomplish those purposes, including, but not by way of limitation, the following:
(a)	To construe and interpret this Plan;
(b)	To resolve any questions concerning the amount of benefits payable to a Participant (except that no member of the Committee shall participate in a decision relating solely to his or her own benefits);
(c)	To make all other determinations required by this Plan;
(d)	To maintain all the necessary records for the administration of this Plan; and
(e)	To make and publish forms, rules and procedures for the administration of this Plan.
The determination of the Committee made in good faith as to any disputed question or controversy and the Committee’s determination of benefits payable to Participants shall be conclusive and shall be given the maximum possible deference allowed by law. In performing its duties, the Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Committee believes to be reliable and competent as to such matters; and (ii) counsel (who may be employees of the Company), independent Accountants and other persons as to matters which the Committee believes to be within such persons’ professional or expert competence. The Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons. The Committee may delegate ministerial, bookkeeping and other discretionary and non-discretionary functions to individuals who are officers or employees of the Company.
6.4 Indemnity and Liability
The Company shall pay all expenses of the Committee and the Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for any act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. To the extent permitted by law, the Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence, as determined by the Board of Directors.

Article 7. Plan Changes and Termination
7.1 Amendments
The Board of Directors shall have the right to amend this Plan in whole or in part from time to time or may at any time suspend or terminate this Plan; PROVIDED, however, that, no amendment or termination shall cancel or otherwise adversely affect in any way, without his or her written consent, any Participant’s rights to any amounts previously credited (or that in such circumstances would be credited) to his or her Account, including any Rollover Account. Notwithstanding the above, the Board of Directors may amend the Plan in order to comply with changes to the laws applicable to the Plan and to preserve the Plan’s intended tax status. Any amendments authorized hereby shall be stated in an instrument in writing, and all Participants shall be bound thereby.
7.2 Term
In the event that the Board of Directors decides to discontinue or terminate this Plan, it shall notify the Committee and Participants in this Plan of its action in writing, and this Plan shall be terminated at the time therein set forth. All Participants shall be bound thereby. In such event, the then credited benefits of a Participant shall be distributed at the time(s) and in the manner elected and provided under Sections 5.3 and 5.4.

Article 8. Miscellaneous
8.1 Limitation on Participants’ Rights
Participation in this Plan shall not give any person the right to continue to serve as a member of the Board of Directors or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust. This Plan, in and of itself, has no assets. Participants shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, on their Accounts as a general unsecured creditor.
8.2 Beneficiaries
(a)	Beneficiary Designation. Upon forms provided by and subject to conditions imposed by the Company, each Participant may designate in writing the Beneficiary or Beneficiaries (as defined in Section 8.2(b)) whom such Participant desires to receive any amounts payable under this Plan after his or her death. The Company and the Committee may rely on the Participant’s designation of a Beneficiary or Beneficiaries last filed in accordance with the terms of this Plan.
(b)	Definition of Beneficiary. A Participant’s “Beneficiary” or “Beneficiaries” shall be the person, persons, trust or trusts (or similar entity) designated by the Participant in the time and manner established by the Committee or, in the absence of a designation, entitled by will or the laws of descent and distribution to receive the Participant’s benefits under this Plan in the event of the Participant’s death, and shall mean the Participant’s executor or administrator if no other Beneficiary is identified and able to act under the circumstances.
8.3 Benefits Not Assignable; Obligations Binding Upon Successors
Benefits of a Participant under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein, other than by operation of law or pursuant to Section 8.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.
8.4 Governing Law; Severability
The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the State of California. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.5 Compliance with laws
This Plan shall be operated in compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law). The Committee shall obtain approvals from any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.
8.6 Plan Construction
It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that mandatory deferrals and, to the extent elections are timely made, elective deferrals will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Any contrary interpretation shall be avoided.
8.7 Headings Not Part of Plan
Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of the provisions hereof.
8.8 Relationship to the 1993 Deferred Compensation Plan
This Plan supersedes in its entirety the 1993 Board of Directors Deferred Compensation Plan (the “1993 Plan”). Accrued balances under the 1993 Plan shall be credited to an Account under this Plan and such balances shall thereafter be credited in accordance with the provisions of this Plan. Payout elections under the 1993 Plan shall be conformed to the nearest equivalent under this Plan.
8.9 Limited Exception to Irrevocability of Payout Elections for Grandfathered Amounts
A Participant may, subject to the approval of the Committee, prospectively change an election under Section 5.3(a) by a subsequent election that will take effect at least 12 months after the subsequent election is received by the Company if, in the opinion of Counsel to the Company, the subsequent election would not adversely effect the efficacy of deferrals under the Code in respect of other Participants or this Plan. The Committee may, subject to Sections 8.5 and 8.6, permit elections that would not qualify for exemption under Section 16(b) of the Exchange Act, so long as the availability of any exemption thereunder for other Directors under this Plan is not compromised. This Section does not apply to Nongrandfathered Amounts. Elections with respect to Nongrandfathered Amounts may only be changed in accordance with the provisions of Section 5.4(e).
8.10 Permissible Delays or Accelerations
If the Company or Committee determines that a delay or an acceleration of a Participant’s payment starting date is permitted or required by Code section 409A and related Treasury Regulations (e.g., a delay to resolve a bona fide payment dispute or an acceleration to pay employment taxes), the Company or the Committee may either delay or accelerate the payment starting date in accordance with the terms of Code section 409A and related Treasury Regulations in its sole discretion as it deems advisable.